Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark Wendel, EVP & Chief Financial Officer
Tysons Corner, Virginia	703-584-3400
October 5, 2007

Cardinal Financial to Take Loss on Escrow Arrangement with Liberty Growth Fund, LP and AIMS Worldwide, Inc.

Asks Federal and Local Law Enforcement Authorities for Assistance

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today reported that its financial results for the third quarter of 2007 will reflect a loss of $3.5 million that arose from an escrow arrangement with Liberty Growth Fund, LP and AIMS Worldwide, Inc. (OTCBB: AMWW.OB) on July 25, 2007.  The Company will release its complete financial results for the third quarter, which may include an overall net loss for the quarter, later this month.  The Company has been taking all steps necessary to try to resolve this matter with all parties related to this transaction, but to date those efforts have been unsuccessful.

As previously reported, the Company served as the escrow agent in connection with an equity financing transaction between Liberty Growth Fund and AIMS Worldwide.  In that transaction, Liberty Growth Fund had agreed to purchase from AIMS Worldwide shares of its preferred stock for $3.85 million.  AIMS Worldwide would then use these proceeds to fund its acquisition of two other companies, Target America and Ikon Public Affairs Group, LLC.

As provided in the escrow agreement, Liberty Growth Fund delivered a check to the Company in the amount of $3.85 million on July 24, 2007.  On July 25, 2007, the Company released funds totaling $3.846 million to AIMS Worldwide and certain of its designated beneficiaries and shares of AIMS Worldwide’s preferred stock and warrants to an agent of Liberty Growth Fund.  The Company then learned that Liberty Growth Fund had previously stopped payment on its check.  Liberty Growth Fund issued another check in the same amount, but that check was dishonored for lack of sufficient funds.

Promptly following the Company’s release of funds, the Company attempted to retrieve the funds from the persons and entities who had received them.  The recipients of the funds, however, refused to return the funds.  The Company also made an unsuccessful demand on

Liberty Growth Fund and Philip A. Seifert, the principal of Liberty Growth Fund, for performance of Liberty Growth Fund’s obligations under the escrow arrangement and the payment of the proper amount into escrow.

On August 9, 2007, the Company filed a complaint against defendants Philip A. Seifert and Liberty Growth Fund, LP in the Circuit Court of Fairfax County, Virginia.  The complaint sets forth several causes of action including actual fraud and claims associated with the stopped payment check and dishonored check tendered to the Company.  The complaint seeks to recover the entire amount of the Company’s loss, interest and costs and, under the fraud count, punitive damages and attorneys’ fees.  The defendants filed an answer acknowledging that Seifert, on behalf of Liberty Growth Fund, did stop payment on the check delivered to the Company on July 24, 2007.  The defendants’ answer also admitted that the account on which the check was drawn lacked sufficient funds to pay the amount of the check, and that the defendants knew that at the time the check was tendered to the Company.

On September 17, 2007, the Company amended its complaint to add a claim for constructive fraud and to seek the imposition of a constructive trust on the shares of AIMS Worldwide’s preferred stock and warrants that the Company had released.  Those shares and warrants are currently being held in escrow by the Company pending resolution of certain disputes in a separate interpleader proceeding involving Seifert and his spouse, to whom Seifert had purportedly delivered the securities at issue.  The Company is a party to that proceeding in order to seek the constructive trust.

The Company had previously disclosed that the maximum amount of its exposure in connection with the escrow arrangement was $3.8 million.  Since that time, however, the Company has recovered the $350,000 brokerage fee and certain AIMS Worldwide warrants from Lerota, LLC, the broker who represented Liberty Growth Fund in the transaction with AIMS Worldwide.  The Company understands that Lerota voluntarily returned the fee and the warrants because the financing transaction between AIMS Worldwide and Liberty Growth Fund was never completed, given Liberty Growth Fund’s failure to make the required payment.   In addition, the Company continues to hold in escrow additional shares of AIMS Worldwide’s preferred stock that may be issued in a potential second round of financing with Liberty Growth Fund.

The Company will continue to take all steps necessary to resolve this matter with Liberty Growth Fund and Seifert and all other appropriate parties in order to recover the total amount that it is due.  These steps include litigation and any remedies available to a federally insured institution.  The Company has turned to the federal and local law enforcement authorities for assistance in this matter.  The Company has also made a claim to its insurance company in order to recover any amounts that may be covered.  The final outcome of this situation may not be forthcoming for several months.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $1.779 billion at June 30, 2007, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 25 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, Virginia with seven offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division with $6.2 billion in managed and custodial assets; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.